OmniPad

The OmniPad is one of the world's first circular moving-tread omnidirectional treadmills designed for virtual environments and the MetaVerse. You can just jump on to your OmniPad, without railings, harnesses, or special shoes, and walk, jog, or run in ANY direction through the virtual universe.


OMNIPAD™
WHERE DO YOU WANT TO GO TODAY?
BE A PART OF THE ACTION
INVEST NOW!
OMNIPAD™
ONE OF THE WORLD'S FIRST CIRCULAR REVOLVING-TREAD
OMNIDIRECTIONAL TREADMILLS
FOR VIRTUAL REALITY

Invest

$100 minimum investment

DEADLINE: March 31, 2023

in 3 months

SHARE PRICE

$1.25

TOTAL RAISED

$0

VALUATION

$9,375,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

OmniPad is a privately held virtual reality – omnidirectional treadmill company founded by award winning CEO, Neil Epstein, J.D.

OmniPad is focused on the development and commercialization of our patented (#6,743,154). 360-degree locomotion surfaces and related peripheral devices, combining virtual reality with cardiovascular exercise and rehabilitation, sports and military training, VR games, architectural walk-through visualizations, virtual museums, virtual tourism, shopping malls, and much more.

The company has also recently filed numerous domestic & international provisional patents based upon their ongoing engineering efforts. Further, OmniPad has numerous domestic & international trademark registrations and applications for the terms "OmniPad," "Where Do You Want To Go Today?" and other marks.


eSports
Games
Exercise/Fitness
OMNIPAD™
CIRCULAR MOTORIZED REVOLVING TREAD-DRIVEN OMNIDIRECTIONAL TREADMILL
WHERE DO YOU WANT TO GO TODAY?™

PROBLEM

Up until now, most people use virtual reality headsets, and they sit down and move their heads and hands around as they peer into the magnificent virtual world.

Currently, there are very few omnidirectional treadmills on the market, and they only allow you to slide your feet, wearing felt-bottomed shoes, across something that looks like an upside down trash can lid.

Using these devices is very awkward and tiring, and they do not enable true locomotion, only sliding your feet around on a slippery surface.



SOLUTION

The OmniPad is designed to be a true circular treadmill with a revolving locomotion surface – it is one of the first of its kind in the world

Now, with the OmniPad, people of all ages may have the ability to literally explore the virtual world on foot by walking or running through expansive and beautiful 3D virtual environments. No more just sitting there looking around in a VR environment. Users can now be free to stand up and genuinely explore the virtual universe.

Instead of video gamers and VR enthusiasts just sitting on their sofas, the OmniPad has the potential to get this very large worldwide population of gamers off their sofas and on to their OmniPads. Since VR environments and games are now hosted online, OmniPad users can now compete against one another simultaneously in the same realtime virtual environment, on foot. The OmniPad may be a great resource for exercise and physical fitness because people could be compelled to walk, jog, and run around in today's incredibly photorealistic 3D virtual games and environments.


OMNIPAD
WHERE DO YOU WANT TO GO TODAY?

PRESS

- **NewsWires**
  Neil Epstein, Founder and CEO of OmniPad, Inc. is featured in a new InsiderTalks video
- **Business Insider**
  From Fiction to Virtual Reality: OmniPad Launches an Innovative Circular Revolving-Tread Omnidirectional Treadmill That Lets Users Naturally Walk, Jog or Run in any Direction Through VR Worlds
- **VR Fitness Insider**
  OmniPad Offers VR-Enabled Treadmill Experience for Gamers, Tourists, and First Responders
- **Virtual Reality Reporter**
  OmniPad Launches an Innovative Circular Revolving-Tread Omnidirectional Treadmill
- **VRB News**
  OmniPad, a walker with a flat surface that rotates on itself

BUSINESS MODEL

OmniPad aims to partner with major tech corporations to market and distribute the OmniPad to worldwide consumers, or we plan to manufacture and market the OmniPad independently via online sales and other distribution channels such as BestBuy.

MARKET

The OmniPad is designed to be suitable for people of all ages, from 8 to 80. We plan to market to a multitude of sectors and populations on a worldwide basis.

The OmniPad may be a boon to the following industries, and more:

- 3D Sports Training / eSports Tournaments
- Architectural Walk-Throughs / Real Estate Pre-Sales
- Military training simulations
- Rehabilitation Environments: Cardiovascular & Orthopedic Rehabilitation
- Virtual Museums & Tourism
- 360-degree Video Games
- 3D Cardio Fitness Training
- VR Shopping Malls

The global virtual reality market reached a value of US $8.2 Billion in 2021. Looking forward, the market is expected to reach US $36.8 Billion by 2027, exhibiting a Compound Annual Growth Rate of 27.94% during 2022-2027.

---
imarc

SUCCESS TO DATE

- Currently winding up our prototype phase, preparing a manufacture-ready OmniPad for worldwide distribution. Expected launch date is before Christmas 2023.

TEAM



Neil Epstein, J.D.
CEO

Inventor of the OmniPad and designed its core mechanics. OmniPad patent recipient. 25 years of professional 3D animation and VR design experience; Receiving an EMMY Award while working with NBC Studios, Olympics Broadcast team. Recently received a juris doctorate from Florida State University College of Law.



Adam Kosky
Lead Engineer

Experienced Mechanical Engineer with a demonstrated history of working in the robotics and medical device industries. He enjoys working with clients to bring their innovative visions to life.



Dr. Nola Delaney
Marketing Manager

Advanced degrees in Communications, Public Relations & Image Management, Journalism, and Multimedia. Extensive experience with public relations and strong computer background. She founded a successful management, marketing, and multi-media company.



Beau Mitchell
OmniPad Manager of Virtual Reality Conceptualization and Content

Beau is a 34 year old self-made Bitcoin wizard, Texas rancher, Social Media Influencer, OmniPad Investor, and the OmniPad Manager of Virtual Reality Conceptualization and Content. He is also the same demographic of our largest OmniPad target market: Gamers and techies who are willing to spend the money to purchase an OmniPad, and has been dreaming of having such a dynamic omnidirectional locomotion platform in his home to elevate his personal Virtual Reality studio to the next level.



Dr. Steven Colby
Intellectual Property Advisor and Counsel

Dr. Steven Colby is the long-standing Intellectual Property Advisor and Counsel for OmniPad. Dr. Colby received his Ph.D. from Indiana University, and his Juris Doctorate from the Santa Clara University. He has over 40 published scientific papers and abstracts, and his professional background extends to software and hardware development, electronics, control systems, lasers, mass spectrometry, chromatography, computer networks, and bioanalysis. While acting in the capacity of Intellectual Property Counsel for OmniPad, Dr. Colby is a Partner at the world renowned and highly esteemed Rimon Law Firm, working from their offices in Menlo Park, California. Working closely with OmniPad for many years, and having a full understanding of its design concepts and market potential, Dr. Steven Colby has maintained a strong focus on adding significant value to this early-stage company through the orchestration and execution of our well-honed and on-point Intellectual Property Strategy.



Lennard James
OmniPad Secretary and Director of Investor Relations

Mr. James is the Secretary of OmniPad, and he has devoted his time and expertise to providing guidance and investor leads to our startup company for over two years. Lennard is the most loyal human being and respectable professional that anyone would ever want to meet. He is very results-oriented and has exhibited great dedication in working with our team to further achieve the most successful outcome possible for OmniPad. Mr. James is, and always has been a true believer in the proposed success of the OmniPad on the worldwide market. He shares our inspiration and vision, and he derives a great deal of joy from sharing the amazing vision of the OmniPad with others.

USE OF PROCEEDS

If the offering's maximum amount of $617,500 is raised:

Use	Value	% of Proceeds
Prototype Development	$411,069	66.6%
Intellectual Property	$117,448	19.0%
Salaries / Compensation	$58,725	9.5%
Intermediary fees	$30,258	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in OMNIPAD, INC. , doing business as OmniPad. This offering must raise at least $10,000 by March 31, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. OmniPad may issue additional securities to raise up to $617,500, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,994,000 shares
× $1.25 per share

$9,992,500 implied valuation

FINANCIALS

OmniPad's official name is OMNIPAD, INC. , so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Facebook

UPDATES

Nov 17, 2022 • Primary offering of 494,000 shares at $1.25

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